Exhibit 99

CONTACT:
William D. Chapman	Robb Kristopher
Director, Investor Relations	Manager, External Communications
(847) 535-0881	(847) 535-0879
William.Chapman@grainger.com	Robb.Kristopher@grainger.com

GRAINGER ADDS BOARD MEMBER TO BOARD OF DIRECTORS

CHICAGO, October 26, 2005 -- Grainger's Board of Directors has appointed Stuart L. Levenick to the board, bringing the total number of members to 11. The appointment is effective October 25, 2005.

Levenick, 52, is a group president of Caterpillar Inc., the world's leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines.  He joined the company in 1977.  Levenick leads the company's Asia Pacific marketing and operations divisions, global purchasing, the human services division and Solar Turbines, Incorporated.

Mr. Levenick graduated from the University of Illinois with a bachelor of science degree in forestry and is a Sloan Fellow, with a master of science degree in management from the Massachusetts Institute of Technology. He is currently a member of the U.S.-Japan Business Council and a director of the U.S.-China Business Council.

W.W. Grainger, Inc. (NYSE: GWW), with 2004 sales of $5 billion, is the leading broad line supplier of facilities maintenance products serving businesses and institutions throughout North America. Through a network of nearly 600 branches, 18 distribution centers and multiple Web sites, Grainger helps customers save time and money by providing them with the right products to keep their facilities running.

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